Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement on Form S-3 of FuelCell Energy, Inc. of our report dated February 11, 2003 relating to the consolidated financial statements, of Global Thermoelectric Inc. for the year ended December 31, 2002 contained in the Joint Management Information Circular and Proxy Statement filed by FuelCell Energy Inc. on Schedule 14A on October 6, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants
Calgary, Alberta, Canada
October 14, 2003